Exhibit 1.01

ACTUANT CORPORATION
Conflict Minerals Report
For The Year Ended December 31, 2018
Background:
The Securities and Exchange Commission (the “SEC”), as mandated by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, has implemented reporting and disclosure requirements related to tantalum, tin, tungsten and gold (collectively “Conflict Minerals”) in response to international concern that exploitation and trade in Conflict Minerals originating from the Democratic Republic of Congo and adjoining countries (“Covered Countries”) is funding human rights abuses and regional conflict. The rules impose certain reporting obligations on public companies that manufacture, or contract to manufacture, products containing Conflict Minerals, and this report is being presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the "Exchange Act").
Company Overview:
Actuant Corporation (the "Company," "Actuant," or "we"), headquartered in Menomonee Falls, Wisconsin, was incorporated in 1910. We are a global diversified company that designs, manufactures and distributes a broad range of industrial products and systems to various end markets. The Company is organized into two reportable segments: Industrial Tools & Services and Engineered Components & Systems. The Industrial Tools & Services segment is primarily engaged in the design, manufacture and distribution of branded hydraulic and mechanical tools, as well as providing services and tool rentals to the industrial, maintenance, infrastructure, oil & gas, energy and other markets. The Engineered Components & Systems segment provides highly engineered components for on-highway, off-highway, agriculture, energy, medical, construction and other vertical markets. While we have manufacturing capabilities including machining, stamping, injection molding and fabrication, but our our manufacturing activities primarily consist of light assembly of components we source from a network of global suppliers.
Conflict Minerals Policy:
We are committed to ethical business practices and promoting the safety, health and protection of people and the environment in the communities we impact. We are guided in our pursuit and implementation of these principles by our Code of Business Conduct and Conflict Minerals Policy, which is available in the Investors - Corporate Governance section of the Company’s website (www.actuant.com).
The Conflict Minerals Policy affirms our commitment to responsible sourcing practices for our components and raw materials. Consistent with the Policy, we will direct our business to suppliers who are able to confirm their products are from conflict-free sources and eliminate non-conforming suppliers and products from our supply chain.
Supply Chain Due Diligence:
We conduct a country of origin inquiry and due diligence of our supply on an annual basis. We have designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and related supplements for each of the Conflict Minerals (the “OECD Guidance”). Summarized below is the five-step framework set forth in the OECD Guidance and the related due diligence measures we have undertaken.
Establish Company Management Systems:
We maintain a cross-functional conflict minerals team that includes employees from supply chain, legal, finance and operations. This team, in conjunction with our Trade Compliance Committee, is responsible for administering our Conflict Minerals compliance program, communicating regular updates to senior management and providing guidance on the rules. Our compliance program includes supplier engagement, the aforementioned Conflict Minerals Policy and mechanisms to enable the reporting of exceptions to our policies. We also have included Conflict Minerals compliance clauses in purchase orders and contracts.
Identify and Assess Risk in the Supply Chain:
Our operations are several steps removed from the mining of minerals and do not directly source minerals. As part of our diligence measures, we conducted a country of origin inquiry to determine whether any of the Conflict Minerals in our products originated in the Covered Countries. Because of the diversity of our products and the global nature of our supply chain, we rely on our suppliers to provide us with information about the source and content of components that we purchase from them and incorporate into our products. Similarly, our direct suppliers also rely on information provided by their suppliers. This chain of information creates a level of uncertainty and risk related to the accuracy of the information.

Our country of origin inquiry process and due diligence measures included:

•	reviews of supplier data and a list of direct material suppliers that we purchased from in 2018 for which it was reasonably possible that the products purchased contained Conflict Minerals;

•	a survey to direct material suppliers (over 530 suppliers) using the Conflict Free Sourcing Initiative Conflict Minerals Reporting Template (“CMRT”);

•	evaluation of responses from suppliers and review of the results of due diligence measures to ensure the completeness and accuracy of the responses received from the supply chain;

•
utilization of a Conflict Minerals third-party provider to (1) track communications with direct suppliers, (2) automate the identification of quality issues (e.g., incomplete CMRTs, inconsistent responses and red flags based on defined criteria) and (3) aggregate CMRT responses for analysis and reporting;

•	verification of whether the processing facilities reported to us by our suppliers are included on the list of Conflict Free Sourcing Initiative-compliant processing facilities; and

•	obtaining additional documentation and verifications, as applicable.
We believe that the inquires and due diligence measures described above represent an appropriate and reasonable effort to determine the origins of the Conflict Minerals in our products. Most of our suppliers provided comprehensive responses to the CMRT, but some only provided interim responses or incomplete information.
Design and Implement a Strategy to Respond to Identified Risks:
We expect our suppliers to source minerals from appropriate and responsible sources and believe in establishing and maintaining long-term relationships with compliant suppliers. If, as a result of our due diligence measures, we determine that a supplier is violating our Conflict Minerals Policy, we will either seek an alternate supplier or require a suitable corrective action plan. In limited cases, identifying alternate sources can be difficult or require implementation periods.
Carry Out Independent Third Party Audit of Smelter/Refiner’s Due Diligence Practices:
We do not perform or direct audits of Conflict Minerals smelters and refiners within our supply chain since we are a downstream consumer and several steps removed from smelters and refiners that provide minerals and ores.
Report on Supply Chain Due Diligence:
Actuant is filing this report (and the related Form SD) with the SEC and also is making it publicly available on the Investors - Corporate Governance section of our website at www.actuant.com.
Due Diligence Results:
The most frequently utilized smelters in our supply chain, as reported by our suppliers, are included in Schedule A to our Conflict Minerals Report. Our review identified four facilities that we considered to be higher risk, as they are located in one of the Covered Countries. They are Phoenix Metals Ltd. (Rwanda), PT Refined Bangka Tin (Rwanda), Sudan Gold Refinery (Sudan), and Universal Precious Metals Refining Zambia (Zambia). These four refiners appear in the CMRTs submitted by certain of our suppliers, but, due to the incomplete information provided by those suppliers (including in response to our follow-up inquires), we have been unable to determine whether the components or parts supplied to us actually contain Conflict Minerals from these smelters or refiners.
Ongoing Steps to Mitigate Risk:
We continue to evaluate our due diligence program and have joined the Responsible Minerals Initiative in 2019 to enhance the information available to us and better identify risks in our supply chain. We hope the RMI membership also will bolster our outreach efforts to our suppliers, particularly those who are unable to provide greater transparency about their own sourcing practices, to improve the quality of their responses. We also will continue to explore alternative to those suppliers who cannot reliably confirm their supply chains are free of non-conforming Conflict Minerals.
Independent Audit:
For the year ended December 31, 2018, pursuant to SEC rules and related guidance, an independent private sector audit of this report was not required.

Schedule A to
Conflict Minerals Report of
Actuant Corporation
For the Year Ended December 31, 2018

The following smelters and refiners were most frequently reported by our suppliers as being in their supply chains. Facilities that have been certified as conflict-free by the Conflict Free Souring Initiative list of smelters and refiners are designated below in the fourth column.

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION	CONFLICT FREE?
Gold	A.L.M.T. Corp.	Japan	Yes
Gold	African Gold Refinery	Uganda	No
Gold	Aida Chemical Industries Co., Ltd.	Japan	Yes
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	Uzbekistan	Yes
Gold	Asahi Refining USA Inc.	United States	Yes
Gold	Asaka Riken Co., Ltd.	Japan	Yes
Gold	AU Traders and Refiners	South Africa	Yes
Gold	Boliden AB	Sweden	Yes
Gold	Estanho de Rondonia S.A.	Brazil	No
Gold	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Yes
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	China	No
Gold	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	China	Yes
Gold	HeeSung Metal Ltd.	Korea, Republic Of	Yes
Gold	Italpreziosi	Italy	Yes
Gold	Jiangxi Ketai Advanced Material Co., Ltd.	China	No
Gold	L'azurde Company For Jewelry	Saudi Arabia	No
Gold	MMTC-PAMP India Pvt., Ltd.	India	Yes
Gold	Modeltech Sdn Bhd	Malaysia	Yes
Gold	Penglai Penggang Gold Industry Co., Ltd.	China	No
Gold	PT Timah Tbk Kundur	Indonesia	Yes
Gold	Thaisarco	Thailand	Yes
Tantalum	8853 S.p.A.	Italy	Yes
Tantalum	ACL Metais Eireli	Brazil	Yes
Tantalum	African Gold Refinery	Uganda	No
Tantalum	Argor-Heraeus S.A.	Switzerland	Yes
Tantalum	Asaka Riken Co., Ltd.	Japan	Yes
Tantalum	Bangalore Refinery	India	Yes
Tantalum	Boliden AB	Sweden	Yes
Tantalum	CV Venus Inti Perkasa	Indonesia	Yes
Tantalum	Estanho de Rondonia S.A.	Brazil	No
Tantalum	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Yes
Tantalum	HeeSung Metal Ltd.	Korea, Republic Of	Yes
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	China	Yes
Tantalum	Italpreziosi	Italy	Yes
Tantalum	Jiangxi Ketai Advanced Material Co., Ltd.	China	No
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	China	Yes
Tantalum	Jiujiang Tanbre Co., Ltd.	China	Yes
Tantalum	Kennecott Utah Copper LLC	United States	Yes

METAL	SMELTER/ REFINER NAME	FACILITY LOCATION	CONFLICT FREE?
Tantalum	L'Orfebre S.A.	Andorra	Yes
Tantalum	Metallurgical Products India Pvt., Ltd.	India	Yes
Tantalum	PT Mitra Stania Prima	Indonesia	Yes
Tantalum	PT Prima Timah Utama	Indonesia	Yes
Tantalum	PT Rajehan Ariq	Indonesia	Yes
Tantalum	PT Timah Tbk Kundur	Indonesia	Yes
Tin	8853 S.p.A.	Italy	Yes
Tin	ACL Metais Eireli	Brazil	Yes
Tin	Aida Chemical Industries Co., Ltd.	Japan	Yes
Tin	Argor-Heraeus S.A.	Switzerland	Yes
Tin	Asahi Refining USA Inc.	United States	Yes
Tin	Asaka Riken Co., Ltd.	Japan	Yes
Tin	Bangalore Refinery	India	Yes
Tin	Boliden AB	Sweden	Yes
Tin	Estanho de Rondonia S.A.	Brazil	No
Tin	Ganzhou Huaxing Tungsten Products Co., Ltd.	China	Yes
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	China	Yes
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	China	No
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	China	No
Tin	Metallo Belgium N.V.	Belgium	Yes
Tin	Metalurgica Met-Mex Penoles S.A. De C.V.	Mexico	Yes
Tin	O.M. Manufacturing Philippines, Inc.	Philippines	Yes
Tin	PT Bangka Prima Tin	Indonesia	Yes
Tin	PT Timah Tbk Kundur	Indonesia	Yes
Tin	PT Tinindo Inter Nusa	Indonesia	Yes
Tin	Thaisarco	Thailand	Yes
Tungsten	8853 S.p.A.	Italy	Yes
Tungsten	ACL Metais Eireli	Brazil	Yes
Tungsten	Advanced Chemical Company	United States	Yes
Tungsten	Aida Chemical Industries Co., Ltd.	Japan	Yes
Tungsten	Al Etihad Gold Refinery DMCC	United Arab Emirates	Yes
Tungsten	Asahi Refining USA Inc.	United States	Yes
Tungsten	Asaka Riken Co., Ltd.	Japan	Yes
Tungsten	Bangalore Refinery	India	Yes
Tungsten	Boliden AB	Sweden	Yes
Tungsten	Estanho de Rondonia S.A.	Brazil	No
Tungsten	F&X Electro-Materials Ltd.	China	Yes
Tungsten	H.C. Starck Inc.	United States	Yes
Tungsten	HeeSung Metal Ltd.	Korea, Republic Of	Yes
Tungsten	Kennecott Utah Copper LLC	United States	Yes
Tungsten	Korea Zinc Co., Ltd.	Korea, Republic Of	Yes
Tungsten	Metalor USA Refining Corporation	United States	Yes
Tungsten	MMTC-PAMP India Pvt., Ltd.	India	Yes
Tungsten	Thaisarco	Thailand	Yes
Tungsten	White Solder Metalurgia e Mineracao Ltda.	Brazil	Yes